AMENDMENT TO THE AGREEMENT AND DECLARATION OF TRUST
                                       OF
                          PIONEER LARGE CAP GROWTH FUND


         The undersigned, being at least a majority of the Trustees of Pioneer Large Cap Growth Fund (the "Trust"), a Delaware statutory trust, acting pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust dated March 12, 2002, as amended (the "Declaration"), do hereby amend the Declaration as follows, such change to be effective on December 15, 2005.

1. The Declaration is hereby amended to change the name of the Trust and its single series from "Pioneer Large Cap Growth Fund" to "Pioneer Fundamental Growth Fund." All corresponding references to "Pioneer Large Cap Growth Fund" in the Declaration are hereby deleted and replaced with "Pioneer Fundamental Growth Fund."



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         IN WITNESS WHEREOF, the undersigned being a majority of the Trustees of the Trust have executed this instrument as of this 29th day of November, 2005.





/s/ John F. Cogan, Jr.                          /s/ Osbert M. Hood
-------------------------------                ---------------------------------
John F. Cogan, Jr.                             Osbert M. Hood




/s/ David R. Bock                              /s/ Marguerite A. Piret
-------------------------------                --------------------------------
David R. Bock                                  Marguerite A. Piret




/s/ Mary K. Bush                               /s/ Stephen K. West
-------------------------------                ---------------------------------
Mary K. Bush                                   Stephen K. West




/s/ Margaret B.W. Graham
-------------------------------                --------------------------------
Margaret B.W. Graham                                 John Winthrop




                         The address of each Trustee is
                     c/o Pioneer Investment Management, Inc
                  60 State Street, Boston, Massachusetts 02109